SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON , D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


       Pursuant to Section 13 or 15(d) of the Securities Exchange of 1934

                        Date of Report February 12, 2001


                         PREMIER FINANCIAL BANCORP, INC.
             (Exact name of registrant as specified in its charter)


          Kentucky                  0-20908                      61-1206757
(State or other jurisdiction of   (Commission                 (I.R.S. Employer
incorporation or organization)    File Number)               Identification No.)


                            115 North Hamilton Street
                           Georgetown, Kentucky 40324
               (Address of principal executive office) (Zip Code)


                                 (502) 863-1955
              (Registrant's telephone number, including area code)





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Item 2.  Acquisition or Disposition of Assets

On January 26, 2001, Premier Financial Bancorp, Inc. and its wholly owned subsidiary, Bank of Mt. Vernon, Mt. Vernon, Kentucky, completed the disposition of approximately $110 million in deposits, approximately $92 million in certain loans, and $1.6 million in fixed assets, to Community Trust Bancorp, Inc., Pikeville, Kentucky. This is the consummation of a Purchase and Assumption Agreement entered into on November 9, 2000, by and between Premier Financial Bancorp, Inc., Bank of Mt. Vernon, and Community Trust Bancorp, Inc. Final settlement is pending per certain recourse provisions within the agreement.

As a result of this transaction, Bank of Mt. Vernon relinquished its banking charter and Premier Financial Bancorp, Inc. has agreed not to compete in the markets previously served by Bank of Mt. Vernon for a period of two years.















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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             PREMIER FINANCIAL BANCORP, INC.


Dated:   February 12, 2001                   /s/ Gardner E. Daniel
                                             -----------------------------------
                                             Gardner E. Daniel
                                             President & Chief Executive Officer